EXHIBIT 5.1


December 12, 1997


Sun City Industries
5545 N.W. 35th Avenue
Ft. Lauderdale, Florida  33309

           RE:       REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

           On the date hereof, Sun City Industries, Inc., a Delaware corporation (the "Company"), sent for filing with the Securities and Exchange Commission a Registration Statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the offering and sale by the Company of up to 2,500,000 shares of the Company's Common Stock, par value $.10 per share (the "Common Stock"), pursuant to stock options ("Options") granted or to be granted under the Company's 1997 Stock Option Plan, as amended (the "Plan"). Reference is made the Company's definitive Proxy Statement dated November 7, 1997 (the "Proxy Statement") relating to certain matters including, among other things, proposed amendments to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock to 75,000,000 and decrease the par value per share to $.01 (the "Certificate Amendments"). We are counsel to the Company and have been requested by the Company to provide this letter in connection with the filing of the Registration Statement.

           In connection therewith, we have examined and relied upon the original or a copy, certified to our satisfaction, of (i) the Certificate of Incorporation and Bylaws of the Company; (ii) the Proxy Statement (including the proposed Certificate Amendments therein), (iii) records of corporate proceedings of the Company, authorizing the Plan and the Certificate Amendments and related matters; (iv) the Registration Statement and exhibits thereto; and (v) such other documents and instruments as we have deemed necessary for the expression of the opinions herein contained. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

           Based upon the foregoing examination, and assuming that the Certificate Amendments are approved by the Company's stockholders and thereafter filed with the State of Delaware and take effect in accordance with applicable law, and further assuming that the Company maintains an adequate number of authorized and unissued shares of Common Stock available for issuance to those persons who exercise Options granted under the Plan and that the consideration for shares of Common Stock issued pursuant to such Options is actually received by the Company as provided in the Plan, the shares of Common Stock issued after the Certificate Amendments take effect pursuant to the exercise of Options granted under and in accordance with the terms of the Plan will be duly and validly issued, fully paid and nonassessable.

           We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                                    Sincerely,



                                                    /s/ BAKER & MCKENZIE
                                                    --------------------
                                                    BAKER & MCKENZIE